Exhibit 99


             Snap-on Announces Third Quarter 2007 Results

         Third quarter EPS of $0.70 compares to $0.48 in 2006;
             EPS increases 45.8% on 14.5% sales increase;
  Recipient of three 2007 "MOTOR Magazine - Top 20 Tools" awards for product innovation


    KENOSHA, Wis.--(BUSINESS WIRE)--Oct. 23, 2007--Snap-on
Incorporated (NYSE:SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users, today announced third-quarter 2007 results.

    -- Net sales of $680.7 million increased $86.0 million, or 14.5%, over prior year reflecting increases across all segments, including $48.6 million of sales from the November 2006 acquisition of Business Solutions and $19.3 million of currency translation. Partially offsetting the sales increase was $22.5 million of lower sales from the wind down of an OEM facilitation program.

    -- Operating earnings of $72.4 million increased $26.8 million, or 58.8%, over prior year on higher sales and continued margin improvements. As a percent of revenues, operating earnings improved to 10.4% in 2007 from 7.5% in 2006.

    -- Net earnings in 2007 of $41.1 million, or $0.70 per diluted share, improved from $28.2 million, or $0.48 per diluted share, in 2006. Continued year-over-year operating and earnings improvement is expected for the remainder of 2007.

    "Our third-quarter results continue to reflect the progress being made by our associates in executing our strategies," said Jack D. Michaels, Snap-on chairman and chief executive officer. "Improvements in delivery, innovation and Rapid Continuous Improvement (RCI) - our core beliefs - are being obtained across our businesses, allowing us to increasingly capture profitable growth opportunities. In addition, Snap-on's continued recognition for product innovation reflects our commitment to providing customers with the most valued productivity solutions to help them better service today's technologically advanced vehicles."

    Snap-on Tools Group segment sales of $262.0 million increased
$18.1 million, or 7.4%, from prior-year levels, including a 5.4% increase in North America. Sales in the company's international franchise operations increased $7.6 million, or 15.4%, year over year, primarily due to continued strong sales growth in the U.K. and Australia. Currency translation contributed $4.4 million of the segment's year-over-year sales increase.

    Operating earnings of $24.6 million were up $8.9 million, or 56.7%, from $15.7 million in the third quarter of 2006 primarily due to higher sales and lower costs, including continued benefits from RCI. The $8.9 million increase in operating earnings also includes $5.3 million of higher year-over-year LIFO related inventory expenses (charges of $2.6 million in 2007 and benefits of $2.7 million in 2006) and $1.9 million of higher production and material costs. As a percentage of sales, operating earnings improved to 9.4% as compared with 6.4% a year ago.

    Commercial & Industrial Group segment sales of $327.9 million were up 14.3% year over year largely due to higher industrial sales, increased sales of professional tools and equipment in Europe, and continued strong sales growth in emerging markets. Excluding $12.1 million of currency translation, year-over-year organic sales growth was 10.1%.

    Operating earnings of $32.7 million increased $9.4 million, or 40.3%, from prior year, largely due to the higher sales and benefits from ongoing cost reduction and restructuring initiatives, partially offset by continued investment spending to expand distribution and manufacturing capabilities in emerging markets and lower-cost regions. As a percentage of sales, operating earnings improved to 10.0% as compared with 8.1% a year ago.

    Diagnostics & Information Group segment sales of $152.0 million were up $25.1 million, or 19.8%, from the prior year, including $3.5 million from currency translation. Incremental sales from Business Solutions and higher year-over-year sales of diagnostics and information products were partially offset by lower OEM facilitation sales, including $22.5 million of lower sales from the wind down of a 2006 facilitation program in Europe.

    Operating earnings of $22.2 million increased $6.3 million from prior-year levels largely due to the higher sales and a more favorable product mix, as well as continued benefits from RCI initiatives. As a percentage of sales, operating earnings improved to 14.6% as compared with 12.5% a year ago.

    Financial Services operating earnings were $5.6 million on $15.8 million of revenue, as compared with $3.0 million of operating earnings on $11.3 million of revenue a year ago. The increase in operating earnings primarily reflects the impact of higher customer yields and lower borrowing costs.

    Outlook

    Snap-on expects to continue implementing its strategic and RCI initiatives, including its focus on global growth, product innovation, strengthening the franchise proposition, enhancing customer service, leveraging its brands, and improving manufacturing flexibility and process effectiveness. As a result, Snap-on anticipates continued year-over-year operating and earnings improvement in the fourth quarter of 2007.

    Snap-on incurred $16.5 million of exit and disposal costs in the first nine months of 2007 and may incur up to $25 million of such costs (down from the previously communicated $28 million) for full-year 2007 as part of its ongoing efforts to lower its cost structure and improve process effectiveness. Snap-on anticipates 2007 capital expenditures to be in a range of $55 million to $60 million, and depreciation and amortization expense to approximate $70 million. As a result of higher debt levels, primarily from the Business Solutions acquisition, Snap-on anticipates incurring approximately $25 million of higher year-over-year interest expense in 2007. Snap-on expects that its effective tax rate for the fourth quarter of 2007 will approximate 34.5%.

    "Clearly, our third-quarter results show encouraging and continued progress," said Nick Pinchuk, Snap-on president and chief operating officer, "and I thank our associates worldwide for their individual and collective contributions in achieving these results. We believe that the focused implementation of our strategies is resulting in a solid operating platform that will support higher levels of future growth and earnings. With broad and expanding markets, well-recognized brands, an enviable competitive position, a network of dedicated franchisees and a solid management team, we remain encouraged regarding our prospects going forward and our ability to drive increasing levels of long-term shareholder return."

    Conference Call and Webcast October 24, 2007, at 9:00 a.m. Central

    A discussion of this release will be webcast on Wednesday, October 24, 2007, at 9:00 a.m. Central, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com, click on Snap-on Corporate and then click on the link for the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

    About Snap-on

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics and equipment solutions for professional users. Product lines include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle manufacturers, dealerships and repair centers, as well as customers in industry, government, agriculture and construction. Products are sold through its franchisees, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2.7 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

    Forward-looking Statements

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "plans," "targets," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on's expected results that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. The company's actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the company's actual results to differ materially from those contained in the forward-looking statements include those found in the company's reports filed with the Securities and Exchange Commission, including the information under the "Safe Harbor" and "Risk Factors" headings in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

    For additional information, please visit www.snapon.com.




                         SNAP-ON INCORPORATED
            Condensed Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                             (unaudited)


                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               Sept. 29, Sept. 30, Sept. 29, Sept. 30,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Net sales                        $680.7    $594.7  $2,098.3  $1,803.7
Cost of goods sold               (379.8)   (336.1) (1,165.1) (1,006.6)
                               --------- --------- --------- ---------
Gross profit                      300.9     258.6     933.2     797.1
                               --------- --------- --------- ---------

Financial services revenue         15.8      11.3      44.0      34.2
Financial services expenses       (10.2)     (8.3)    (29.6)    (26.2)
                               --------- --------- --------- ---------
Operating income from
 financial services                 5.6       3.0      14.4       8.0

Operating expenses:
   Selling, general and
    administrative               (234.1)   (216.0)   (719.1)   (662.9)
   Litigation settlement              -         -         -     (38.0)
                               --------- --------- --------- ---------
Total operating expenses         (234.1)   (216.0)   (719.1)   (700.9)

Operating earnings                 72.4      45.6     228.5     104.2

Interest expense                  (11.6)     (4.5)    (34.6)    (13.6)
Other income (expense) - net        1.9       1.3       4.6       0.4
                               --------- --------- --------- ---------
Earnings from continuing
 operations                        62.7      42.4     198.5      91.0

Income tax expense                (21.6)    (14.8)    (66.6)    (30.4)
                               --------- --------- --------- ---------
Net earnings from continuing
 operations                        41.1      27.6     131.9      60.6

Discontinued operations, net
 of tax                               -       0.6      (8.0)      1.5
                               --------- --------- --------- ---------
Net earnings                      $41.1     $28.2    $123.9     $62.1
                               ========= ========= ========= =========

Basic earnings per common
 share:
   Earnings per share,
    continuing operations         $0.71     $0.47     $2.28     $1.04
   Earnings (loss) per share,
    discontinued operations           -      0.01     (0.14)     0.03
                               --------- --------- --------- ---------
   Net earnings per share         $0.71     $0.48     $2.14     $1.07
                               ========= ========= ========= =========

Diluted earnings per common
 share:
   Earnings per share,
    continuing operations         $0.70     $0.47     $2.25     $1.02
   Earnings (loss) per share,
    discontinued operations           -      0.01     (0.14)     0.03
                               --------- --------- --------- ---------
   Net earnings per share         $0.70     $0.48     $2.11     $1.05
                               ========= ========= ========= =========

Weighted-average shares
 outstanding:
   Basic                           57.7      58.2      58.0      58.2
   Effect of dilutive options       0.7       0.6       0.7       0.9
                               --------- --------- --------- ---------
   Diluted                         58.4      58.8      58.7      59.1
                               ========= ========= ========= =========






                         SNAP-ON INCORPORATED
                   Supplemental Segment Information
                        (Amounts in millions)
                             (unaudited)


                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               Sept. 29, Sept. 30, Sept. 29, Sept. 30,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Net sales:
Snap-on Tools Group              $262.0    $243.9    $834.5    $763.4
Commercial & Industrial Group     327.9     287.0     981.3     874.2
Diagnostics & Information
 Group                            152.0     126.9     481.1     366.1
                               --------- --------- --------- ---------
Segment net sales                 741.9     657.8   2,296.9   2,003.7
Intersegment eliminations         (61.2)    (63.1)   (198.6)   (200.0)
                               --------- --------- --------- ---------
Total net sales                  $680.7    $594.7  $2,098.3  $1,803.7

Financial services revenue         15.8      11.3      44.0      34.2
                               --------- --------- --------- ---------
Total revenues                   $696.5    $606.0  $2,142.3  $1,837.9
                               ========= ========= ========= =========

Operating earnings:
Snap-on Tools Group (a)           $24.6     $15.7     $88.6     $22.4
Commercial & Industrial Group      32.7      23.3      93.3      74.0
Diagnostics & Information
 Group                             22.2      15.9      72.1      39.1
Financial Services                  5.6       3.0      14.4       8.0
                               --------- --------- --------- ---------
Segment operating earnings (a)     85.1      57.9     268.4     143.5
Corporate                         (12.7)    (12.3)    (39.9)    (39.3)
                               --------- --------- --------- ---------
Operating earnings (a)            $72.4     $45.6    $228.5    $104.2

Interest expense                  (11.6)     (4.5)    (34.6)    (13.6)
Other income (expense) - net        1.9       1.3       4.6       0.4
                               --------- --------- --------- ---------
Earnings from continuing
 operations (a)                   $62.7     $42.4    $198.5     $91.0
                               ========= ========= ========= =========

(a) Operating results for the nine month period ended September 30, 2006, include a $38.0 million pretax litigation settlement charge that was recorded in the second quarter of 2006.






                         SNAP-ON INCORPORATED
            Reconciliation of Non-GAAP Financial Measures
             (Amounts in millions, except per share data)
                             (unaudited)


                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               Sept. 29, Sept. 30, Sept. 29, Sept. 30,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
1) Operating earnings
   As reported                    $72.4     $45.6    $228.5    $104.2
   Litigation settlement
    pretax                            -         -         -      38.0
                               --------- --------- --------- ---------
   As adjusted                    $72.4     $45.6    $228.5    $142.2
                               ========= ========= ========= =========

2) Net earnings from
    continuing operations
   As reported                    $41.1     $27.6    $131.9     $60.6
   Litigation settlement, net
    of tax of $14.6 million           -         -         -      23.4
                               --------- --------- --------- ---------
   As adjusted                    $41.1     $27.6    $131.9     $84.0
                               ========= ========= ========= =========

   Diluted earnings per share
    from continuing operations
   As reported                    $0.70     $0.47     $2.25     $1.02
   Litigation settlement, net
    of tax of $14.6 million           -         -         -      0.40
                               --------- --------- --------- ---------
   As adjusted                    $0.70     $0.47     $2.25     $1.42
                               ========= ========= ========= =========

3) Net earnings
   As reported                    $41.1     $28.2    $123.9     $62.1
   Litigation settlement, net
    of tax of $14.6 million           -         -         -      23.4
   Loss (income) from
    discontinued operations           -      (0.6)      8.0      (1.5)
                               --------- --------- --------- ---------
   As adjusted                    $41.1     $27.6    $131.9     $84.0
                               ========= ========= ========= =========

   Diluted earnings per share
    from net earnings
   As reported                    $0.70     $0.48     $2.11     $1.05
   Litigation settlement, net
    of tax of $14.6 million           -         -         -      0.40
   Loss (income) from
    discontinued operations           -     (0.01)     0.14     (0.03)
                               --------- --------- --------- ---------
   As adjusted                    $0.70     $0.47     $2.25     $1.42
                               ========= ========= ========= =========

4) Snap-on Tools Group

   Segment net sales             $262.0    $243.9    $834.5    $763.4
                               ========= ========= ========= =========

   Segment operating earnings
   Segment operating earnings,
    as reported                   $24.6     $15.7     $88.6     $22.4
   Litigation settlement
    pretax                            -         -         -      38.0
                               --------- --------- --------- ---------
   As adjusted                    $24.6     $15.7     $88.6     $60.4
                               ========= ========= ========= =========

   Segment operating earnings
    (as adjusted) as a
    percentage of segment net
    sales                           9.4%      6.4%     10.6%      7.9%


   Snap-on is providing the above reconciliations of non-GAAP financial measures as management believes that these non-GAAP measures provide a more meaningful year-over-year comparison of the company's operating performance.






                         SNAP-ON INCORPORATED
           Condensed Consolidated Statements of Cash Flows
                        (Amounts in millions)
                             (unaudited)


                                                 Three Months Ended
                                               -----------------------
                                                Sept. 29,   Sept. 30,
                                                  2007        2006
                                               ----------- -----------

Operating activities
Net earnings                                        $41.1       $28.2
Adjustments to reconcile net earnings to net
 cash provided (used) by operating activities:
   Depreciation                                      12.2        11.0
   Amortization of other intangibles                  4.3         0.8
   Stock-based compensation expense                   4.9         4.8
   Excess tax benefits from stock-based
    compensation                                     (0.5)       (2.7)
   Deferred income tax benefit                       (4.8)      (15.7)
   Loss (gain) on sale of assets                     (2.4)        0.1
Changes in operating assets and liabilities,
 net of effects of acquisition:
   (Increase) decrease in receivables                 7.5        10.8
   (Increase) decrease in inventories                 2.1         0.4
   (Increase) decrease in prepaid and other
    assets                                           (5.7)        9.6
   Increase (decrease) in accounts payable          (19.5)       14.8
   Increase (decrease) in accruals and other
    liabilities                                      20.2        14.8
                                               ----------- -----------
Net cash provided by operating activities            59.4        76.9

Investing activities
   Capital expenditures                             (15.6)      (11.6)
   Acquisition of business                           (1.0)          -
   Proceeds from disposal of property and
    equipment                                         4.9         0.2
   Other                                              1.0           -
                                               ----------- -----------
Net cash used in investing activities               (10.7)      (11.4)

Financing activities
   Net increase in short-term borrowings              4.9         0.1
   Purchase of treasury stock                       (21.5)      (25.2)
   Proceeds from stock purchase and option
    plans                                             2.7        28.3
   Excess tax benefits from stock-based
    compensation                                      0.5         2.7
   Cash dividends paid                              (15.8)      (15.9)
   Other                                             (0.2)          -
                                               ----------- -----------
Net cash used in financing activities               (29.4)      (10.0)

Effect of exchange rate changes on cash and
 cash equivalents                                     1.3         0.4
                                               ----------- -----------
Increase in cash and cash equivalents                20.6        55.9

Cash and cash equivalents at beginning of
 period                                              72.0       190.1
                                               ----------- -----------
Cash and cash equivalents at end of period          $92.6      $246.0
                                               =========== ===========

Supplemental cash flow disclosures
   Cash paid for interest                           $(5.4)      $(7.2)
   Net cash paid for income taxes                   (23.1)      (19.7)






                         SNAP-ON INCORPORATED
           Condensed Consolidated Statements of Cash Flows
                        (Amounts in millions)
                             (unaudited)


                                                  Nine Months Ended
                                               -----------------------
                                                Sept. 29,   Sept. 30,
                                                  2007        2006
                                               ----------- -----------

Operating activities
Net earnings                                       $123.9       $62.1
Adjustments to reconcile net earnings to net
 cash provided (used) by operating activities:
   Depreciation                                      37.3        35.4
   Amortization of other intangibles                 13.0         1.6
   Stock-based compensation expense                  14.2        11.7
   Excess tax benefits from stock-based
    compensation                                     (5.8)       (8.8)
   Deferred income tax benefit                          -       (18.1)
   Gain on sale of assets                            (2.4)       (0.3)
   Loss (gain) on mark to market for cash flow
    hedges                                            0.1        (0.2)
Changes in operating assets and liabilities,
 net of effects of acquisition:
   (Increase) decrease in receivables                14.9        (1.3)
   (Increase) decrease in inventories                 5.8       (19.2)
   (Increase) decrease in prepaid and other
    assets                                            0.1        (5.4)
   Increase (decrease) in accounts payable          (16.1)       28.8
   Increase (decrease) in accruals and other
    liabilities                                      (8.1)       64.6
                                               ----------- -----------
Net cash provided by operating activities           176.9       150.9

Investing activities
   Capital expenditures                             (43.2)      (31.5)
   Acquisition of business                           (5.1)          -
   Proceeds from disposal of property and
    equipment                                        13.9        11.2
   Other                                             (0.9)          -
                                               ----------- -----------
Net cash used in investing activities               (35.3)      (20.3)

Financing activities
   Proceeds from issuance of long-term debt         298.5           -
   Net decrease in short-term borrowings           (323.3)       (8.4)
   Purchase of treasury stock                       (85.8)      (83.5)
   Proceeds from stock purchase and option
    plans                                            38.1        74.3
   Excess tax benefits from stock-based
    compensation                                      5.8         8.8
   Cash dividends paid                              (47.4)      (47.7)
   Other                                             (0.6)          -
                                               ----------- -----------
Net cash used in financing activities              (114.7)      (56.5)

Effect of exchange rate changes on cash and
 cash equivalents                                     2.3         1.5
                                               ----------- -----------
Increase in cash and cash equivalents                29.2        75.6

Cash and cash equivalents at beginning of year       63.4       170.4
                                               ----------- -----------
Cash and cash equivalents at end of period          $92.6      $246.0
                                               =========== ===========

Supplemental cash flow disclosures
   Cash paid for interest                          $(21.3)     $(15.0)
   Net cash paid for income taxes                   (33.8)      (35.7)






                         SNAP-ON INCORPORATED
                Condensed Consolidated Balance Sheets
                        (Amounts in millions)
                             (unaudited)


                                              Sept. 29,     Dec. 30,
                                                 2007         2006
                                             ------------ ------------

Assets
   Cash and cash equivalents                       $92.6        $63.4
   Accounts receivable - net of allowances         566.9        559.2
   Inventories                                     330.6        323.0
   Deferred income tax benefits                     72.9         76.0
   Prepaid expenses and other assets                87.6         91.6
                                             ------------ ------------
      Total current assets                       1,150.6      1,113.2

   Property and equipment - net                    300.9        297.1
   Deferred income tax benefits                     59.6         55.3
   Goodwill                                        824.6        776.1
   Other intangibles - net                         215.8        257.8
   Pension assets                                   15.0         14.0
   Other assets                                    159.4        141.0
                                             ------------ ------------
      Total Assets                              $2,725.9     $2,654.5
                                             ============ ============

Liabilities
   Accounts payable                               $169.1       $178.8
   Notes payable and current maturities of
    long-term debt                                  26.5         43.6
   Accrued benefits                                 39.4         41.4
   Accrued compensation                             85.1         90.4
   Franchisee deposits                              47.3         48.5
   Deferred subscription revenue                    25.9         25.3
   Income taxes                                     28.8         37.8
   Other accrued liabilities                       210.3        216.2
                                             ------------ ------------
      Total current liabilities                    632.4        682.0

   Long-term debt                                  501.6        505.6
   Deferred income taxes                            83.0         88.9
   Retiree health care benefits                     67.1         69.6
   Pension liabilities                             125.1        113.9
   Other long-term liabilities                     124.1        118.2
                                             ------------ ------------
      Total Liabilities                          1,533.3      1,578.2
                                             ------------ ------------

Shareholders' Equity
   Common stock                                     67.1         67.1
   Additional paid-in capital                      134.4        121.9
   Retained earnings                             1,256.8      1,180.3
   Accumulated other comprehensive income
    (loss)                                          91.2         21.2
   Grantor Stock Trust at fair market value            -        (19.4)
   Treasury stock at cost                         (356.9)      (294.8)
                                             ------------ ------------
      Total Shareholders' Equity                 1,192.6      1,076.3
                                             ------------ ------------
      Total Liabilities and Shareholders'
       Equity                                   $2,725.9     $2,654.5
                                             ============ ============



    CONTACT: Snap-on Incorporated
             Investors:
             Martin M. Ellen
             262/656-6462
             or
             Media:
             Richard Secor
             262/656-5561